Exhibit 1

CERTIFICATION

Pursuant to Section 906 of the Sarbanes Oxley Act of 2002

The certification set forth below is being submitted in connection with the December 31, 2007 10QSB report (the "Report") for the purpose of complying with Rule 13a14(b) or Rule 15d14(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 1350 of Chapter 63 of Title 18 of the United States Code.

James L. Silvester, the Chief Executive Officer and the Chief Accounting Officer of Jamaica Jim, Inc., certify that, to the best of his knowledge:

1. the Report fully complies with the requirements of Section 13(a) or 15 (d) of the Exchange Act; and

2. the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Jamaica Jim, Inc.

By:	/s/ James L. Silvester
James L. Silvester
President, Chief Executive Officer, Chief Financial Officer